EXHIBIT 15







Pancho's Mexican Buffet, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited in-terim financial information of Pancho's Mexican Buffet, Inc. and subsidi-aries for the three-month periods ended December 31, 1999 and 1998, as indicated in our report dated January 25, 2000; because we did not per-form an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31,
1999, is incorporated by reference in Registration Statements No. 2-86238 and No. 33-60178 as amended, and No. 333-48295 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule
436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP

Fort Worth, Texas
January 25, 2000